EXHIBIT 10.2

Second Amendment to Office Lease

This Second Amendment to Office Lease (the "Amendment") is made and entered into as of September 25, 2015 ("Amendment Date"), by and between 150 SPEAR STREET, LLC, a Delaware limited liability company ("Landlord") and FORRESTER RESEARCH, INC., a Delaware corporation ("Tenant"), with reference to the following facts.

Recitals

A.Landlord and Tenant entered into that certain Office Lease dated as of November 24, 2010, as amended by that certain First Amendment to Office Lease dated as of August, 2012 (collectively, the "Lease"), for the leasing of certain premises located at 150 Spear Street, San Francisco, California (the "Building"), consisting of approximately 19,036 rentable square feet known as Suites 1050 and 1100 (the "Premises"), as such Premises are more fully described in the Lease.

B.Landlord and Tenant now wish to amend the Lease to provide for, among other things, (i) the extension of the Lease Term; and (ii) certain other modifications to the Lease, all upon and subject to each of the terms, conditions, and provisions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.Recitals:  Landlord and Tenant agree that the above recitals are true and correct and are hereby incorporated herein as though set forth in full.

2.Term:  The Lease Term, which is currently scheduled to expire on June 30, 2016, is hereby extended until June 30, 2022 (the "Revised Expiration Date"), unless extended or earlier terminated in accordance with the terms and conditions of the Lease.  The 72-month period from and after July 1, 2016 through the Revised Expiration Date shall hereinafter be referred to as the "Extended Term".

3.Base Rent:  Section 4 of the Summary and Article 3 of the Lease are hereby modified to provide that, effective as of the commencement of the Extended Term, the monthly Base Rent payable by Tenant to Landlord, in accordance with the provisions of Article 3 of the Lease shall be as follows:

Months of Term	Annual Base Rent	Monthly Installment of Base Rent	Annual Rental Rate Per Rentable Square Foot
7/1/16 – 6/30/17	$1,237,340.00	$103,111.67*	$65.00
7/1/17 – 6/30/18	$1,274,460.20	$106,205.02	$66.95
7/1/18 – 6/30/19	$1,312,694.01	$109,391.17	$68.96
7/1/19 – 6/30/20	$1,352,074.83	$112,672.90	$71.03
7/1/20 – 6/30/21	$1,392,637.07	$116,053.09	$73.16
7/1/21 – 6/30/22	$1,434,416.18	$119,534.68	$75.35

*  Tenant shall not be obligated to pay monthly Base Rent for the first two (2) months of the Extended Term so long as Tenant is not then in default beyond any applicable notice and grace periods under the Lease.

4.Security Deposit:  Concurrent with Tenant's execution of this Amendment, Tenant shall deposit with Landlord the sum of One Hundred Four Thousand Seven Hundred Sixty-Two Dollars ($104,762.00) (the "Extended Term Security Deposit").  The Extended Term Security Deposit shall be added to the Security Deposit presently being held by Landlord under the Lease in the amount of Fourteen Thousand Seven Hundred Seventy-three Dollars ($14,773.00) (the "Original Security Deposit").  The aggregate amount of the Extended Term Security Deposit and the Original Security Deposit is One Hundred Nineteen Thousand Five Hundred Thirty-Five Dollars ($119,535.00).  During the Extended Term, the term "Security Deposit" shall mean and refer to the aggregate of the Extended Term Security Deposit and the Original Security Deposit in the amount of One Hundred Nineteen Thousand Five Hundred Thirty-Five Dollars ($119,535.00).  The Extended Term Security Deposit shall be subject to, and the use and application thereof governed by, Article 21 of the Lease.

5.Advance Rent:  Concurrently with Tenant's execution of this Amendment, Tenant shall pay to Landlord the amount of One Hundred Three Thousand One Hundred Eleven and 67/100 Dollars ($103,111.67), which shall represent Tenant's monthly installment of Base Rent first due and payable for the Premises for the Extended Term.

6.Base Year:  Effective as of the commencement of the Extended Term, the definition of "Base Year" as set forth in the Summary shall be modified to provide that the Base Year for the Premises shall be Calendar year 2016.

7.Extension Option:  Landlord hereby grants Tenant an option to extend the Lease Term subject to the terms, covenants and conditions set forth in Rider 1 attached hereto.

8.Tenant's Representations and Warranties:  Tenant hereby represents and warrants to Landlord the following, each of which shall survive the execution of this Amendment:

A.Tenant has not made any assignment, sublease, transfer, conveyance or other disposition of the Lease, Tenant's leasehold estate, the Premises, any other rights, title, interest under or arising by virtue of the Lease, or of any claim, demand, obligation, liability, action or cause of action arising from or pursuant to the Lease or arising from any rights of possession arising under or by virtue of the Lease or leasehold estate.

B.The person or entity executing this Amendment on behalf of Tenant has the full right and authority to execute this Amendment on behalf of said party and to bind said party without the consent or approval of any other person or entity.  Tenant has the full power, capacity, authority and legal right to execute and deliver this Amendment.

C.To Tenant’s actual knowledge, neither Landlord nor Tenant is in default in the performance of any covenant, agreement or condition contained in the Lease and no event has occurred and no condition exists which, with the giving of notice or the lapse of time, or both, would constitute a default by any party under the Lease. To Tenant's actual knowledge, Tenant has no defenses, counterclaims, liens or claims of offset or credit under the Lease or against rents, or any other claims against Landlord.

9.Brokers:  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment who is entitled to a commission payable by Landlord in connection with this Amendment, excepting only Colliers International, who is representing Landlord, and Avison Young, who is representing Tenant (collectively, the "Brokers").  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. Tenant further represents and warrants to Landlord that Tenant will not receive (i) any portion of any potential brokerage commission or finder's fee payable to the Brokers in connection with this Amendment, or (ii) any other form of compensation or incentive from the Brokers with respect to this transaction.

10.Counterparts; Signatures:  This Amendment may be executed in counterparts.  All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original.  The parties hereby acknowledge and agree that electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called “pdf” format shall be legal and binding and shall have the same full force and effect as if an original of this Amendment had been delivered.  Landlord and Tenant (i) intend to be bound by the signatures (whether original, faxed or electronic) on any document sent by facsimile or electronic mail, (ii) are aware that the other party will rely on such signatures, and (iii) hereby waive any defenses to the enforcement of the terms of this Lease based on the foregoing forms of signature.

11.Effect of Amendment; Ratification of Lease:  Except as modified herein, the terms and conditions of the Lease shall remain unmodified and continue in full force and effect.  In the event of any conflict between the terms and conditions of the Lease and this Amendment, the terms and conditions of this Amendment shall prevail.  Landlord and Tenant each hereby ratifies and confirms its obligations under the Lease, and represents and warrants to the other that, to its actual knowledge, it has no defenses thereto.

12.Definitions:  Unless otherwise defined in this Amendment, all terms not defined in this Amendment shall have the meanings assigned to such terms in the Lease.

13.Successors and Assigns:  Subject to the assignment and subletting provisions of the Lease, this Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns.

14.Entire Agreement:  This Amendment constitutes the entire understanding of the parties with respect to the subject matter in this Amendment and all prior agreements, representations, and understandings between the parties with respect thereto, whether oral or written, are deemed null, all of the foregoing having been merged into this Amendment.  The parties acknowledge that each party and/or its counsel have reviewed and revised this Amendment and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Amendment or any amendments or exhibits to this Amendment or any document executed and delivered by either party in connection with this Amendment.

15.Severability:  If for any reason any provision of this Amendment shall be held to be unenforceable, it shall not affect the validity or enforceability of any other provision of this Amendment.

16.Incorporation:  The terms and provisions of the Lease are hereby incorporated in this Amendment.

17.Accessibility Disclosures:  For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp).

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

"Landlord"

150 SPEAR STREET, LLC,

a Delaware limited liability company

By:	Principal Real Estate Investors, LLC,
a Delaware limited liability company,

By:	/s/ Michael Benson
Name:	Michael Benson
Its:	Assistant Managing Director

By:	/s/ Jay Fisher
Name:	Jay Fisher
Its:	Assistant Managing Director – Asset Management

"Tenant"

FORRESTER RESEARCH, INC.,

a Delaware corporation

By:	/s/ Michael A. Doyle
Name:	Michael A. Doyle
Its:	Chief Financial Officer

By:	/s/ Gail S. Mann
Name:	Gail S. Mann
Its:	Chief Legal Officer

**If Tenant is a corporation, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing.  The document must be executed by the chairman of the board, president or vice-president, and the secretary, assistant secretary, chief financial officer or any assistant treasurer, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this document.**

RIDER 1

EXTENSION OPTION

This Rider 1 (the "Rider") is incorporated as a part of that certain Second Amendment to Office Lease dated September 25, 2015 (the "Amendment"), by and between 150 SPEAR STREET, LLC, a Delaware limited liability company ("Landlord") and FORRESTER RESEARCH, INC., a Delaware corporation ("Tenant"), for the leasing of those certain premises located at 150 Spear Street, Suites 1050 and 1100, San Francisco, California, as more particularly described in the Amendment (the "Premises").  Any capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms as set forth in the "Lease", as such term is defined in the Amendment to which this Rider is attached.

1.Grant of Extension Option.  Subject to the provisions, limitations and conditions set forth in this Rider, Tenant shall have one (1) option (the "Extension Option") to extend the Lease Term for five (5) years (the "Extension Term").

2.Tenant's Extension Option Notice.  Tenant shall have the right to deliver written notice to Landlord of its intent to exercise this Extension Option (the "Extension Option Notice").  If Landlord does not receive the Extension Option Notice from Tenant on a date which is no earlier than eighteen (18) months and no less than twelve (12) months prior to the expiration of the Lease Term, all rights under this Extension Option shall automatically terminate and shall be of no further force or effect.  Upon the proper exercise of this Extension Option, subject to the provisions, limitations and conditions set forth in this Rider, the Lease Term shall be extended for the Extension Term.

3.Establishing the Initial Base Rent for the Extension Term.  The initial Base Rent for the Extension Term shall be equal to the then Fair Market Rental Rate, as hereinafter defined.  As used herein, the "Fair Market Rental Rate" payable by Tenant for the Extension Term shall mean the Base Rent for the highest and best use for comparable space at which non-equity tenants, as of the commencement of the lease term for the Extension Term, will be leasing non-sublease, non-equity, unencumbered space comparable in size, location and quality to the Premises for a comparable term, which comparable space is located in the Building and in other comparable buildings in the vicinity of the Building, taking into consideration all out-of-pocket concessions generally being granted at such time for such comparable space, including the condition and value of existing tenant improvements in the Premises.  The Fair Market Rental Rate shall include the periodic rental increases that would be included for space leased for the period of the Extension Term.

If Landlord and Tenant are unable to agree on the Fair Market Rental Rate for the Extension Term within ten (10) days of receipt by Landlord of the Extension Option Notice for the Extension Term, Landlord and Tenant each, at its cost and by giving notice to the other party, shall appoint a competent and impartial commercial real estate broker (hereinafter "broker") with at least ten (10) years' full-time commercial real estate brokerage experience in the geographical area of the Premises to set the Fair Market Rental Rate for the space and term at issue.  If either Landlord or Tenant does not appoint a broker within ten (10) days after the other party has given notice of the name of its broker, the single broker appointed shall be the sole broker and shall conclusively determine the Fair Market Rental Rate for the Extension Term.  If two (2) brokers are appointed by Landlord and Tenant as stated in this paragraph, they shall meet promptly and attempt to set the Fair Market Rental Rate.  In addition, if either of the first two (2) brokers fails to submit their opinion of the Fair Market Rental Rate within the time frames set forth below, then the single Fair Market Rental Rate submitted shall automatically be the initial monthly Base Rent for the Extension Term and shall be binding upon Landlord and Tenant.  If the two (2) brokers are unable to agree within ten (10) days after the second broker has been appointed, they shall attempt to select a third broker, meeting the qualifications stated in this paragraph within ten (10) days after the last

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day the two (2) brokers are given to set the Fair Market Rental Rate.  If the two (2) brokers are unable to agree on the third broker, either Landlord or Tenant by giving ten (10) days' written notice to the other party, can apply to the Presiding Judge of the Superior Court of the county in which the Premises is located for the selection of a third broker who meets the qualifications stated in this paragraph.  Landlord and Tenant each shall bear one-half (½) of the cost of appointing the third broker and of paying the third broker's fee.  The third broker, however selected, shall be a person who has not previously acted in any capacity for either Landlord or Tenant.  Within fifteen (15) days after the selection of the third broker, the third broker shall select one of the two Fair Market Rental Rates submitted by the first two brokers as the Fair Market Rental Rate for the space and term at issue.  The determination of the Fair Market Rental Rate by the third broker shall be conclusive and binding upon Landlord and Tenant.

In no event shall the monthly Base Rent for any period of the Extension Term as determined pursuant to this Rider, be less than the highest monthly Base Rent charged during the Lease Term plus an escalation amount equal to the last escalation amount of Base Rent charged during the preceding term of the Lease.  Upon determination of the initial monthly Base Rent for the Extension Term in accordance with the terms outlined above, Landlord and Tenant shall promptly execute an amendment to the Lease.  Such amendment shall set forth among other things, the initial monthly Base Rent for the Extension Term and the actual commencement date and expiration date of the Extension Term.  Tenant shall have no other right to extend the Lease Term under this Rider unless Landlord and Tenant otherwise agree in writing.

4.Condition of Premises for the Extension Term.  If Tenant timely and properly exercises this Extension Option, in strict accordance with the terms contained herein, Tenant shall accept the Premises in its then "AS-IS" condition and, accordingly, Landlord shall not be required to perform any additional improvements to the Premises.

5.Limitations On, and Conditions To, Extension Option.  This Extension Option is personal to Tenant and may not be assigned, voluntarily or involuntarily, separate from or as part of the Lease.  At Landlord's option, all rights of Tenant under this Extension Option shall terminate and be of no force or effect if any of the following individual events occur or any combination thereof occur:  (1) Tenant has been in default beyond any applicable notice and cure period with respect to any of its obligations under the Lease more than one (1) time during the Lease Term, or is in default beyond any applicable notice and cure period of any provision of the Lease on the date Landlord receives the Extension Option Notice; and/or (2) Tenant has assigned its rights and obligations under all or part of the Lease or Tenant has subleased all or part of the Premises in a transfer; and/or (3) Tenant's financial condition is unacceptable to Landlord at the time the Extension Option Notice is delivered to Landlord; provided, however, that if Landlord determines that Tenant's financial condition is unacceptable, such determination must be based on good faith, taking into consideration all relevant factors; and/or (4) Tenant has failed to exercise properly this Extension Option in a timely manner in strict accordance with the provisions of this Rider; and/or (5) Tenant no longer has possession of the entire Premises pursuant to the Lease, or if the Lease has been terminated earlier, pursuant to the terms and provisions of the Lease.

6.Time is of the Essence.  Time is of the essence with respect to each and every time period described in this Rider

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